N-SAR
6-30-2005
Item #77 C) Matters submitted to a vote of security holders

A Special Meeting of the shareholders of Stratus Fund, Inc., a Minnesota corporation (the "Fund"), took place on May 12, 2005. At the Special Meeting, shareholders of the Fund were asked to approve payment to Union Investment Advisors, Inc ("UIA"), the Fund's investment adviser, of its costs of providing investment advisory services during the period from August 1, 2001 through February 29, 2004, when there were no valid investment advisory agreements between the Fund and UIA.

The Special Meeting was called to seek shareholder approval of the payment to UIA of its costs of providing investment advisory services to the Portfolios while there were no investment advisory agreements in force between the Fund and UIA. The Board of Directors of the Fund, including its independent directors, recommended that shareholders vote FOR the proposal.

The results of the vote were as follows:

                                  SHARES FOR    SHARES AGAINST   SHARES ABSTAIN
                                  ----------    --------------   --------------

Growth Portfolio                   3,250,285        16,483           20,966

Government Securities Portfolio    3,838,992         3,733           25,165